Exhibit 15.1

May 5, 2004

Alexander’s, Inc,.
210 Route 4 East
Paramus, New Jersey

Attention of: Dr. Richard West, Chairman of the Audit Committee

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Alexander’s, Inc. and subsidiaries for the periods ended March 31, 2004 and 2003, as indicated in our report dated May 5, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and 2003, is incorporated by reference in Amendment No. 3 to Registration Statement No. 33-62779 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Parsippany, New Jersey